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                                                                    EXHIBIT 99.1

TOWER AUTOMOTIVE SELLS EQUITY INTEREST IN YOROZU CORPORATION

NOVI, Michigan - March 11, 2004 - Tower Automotive, Inc. (NYSE: TWR) today announced that it has sold its 30.76 percent interest in Yorozu Corporation (Japan) to Yorozu, through a share buy-back transaction on the Tokyo Stock Exchange.

         Tower Automotive received proceeds of $51.7 million from this transaction.

         Tower Automotive has been a major shareholder in Yorozu since September 2000, when it purchased 3,650,000 shares. An additional 2,950,400 shares were purchased in February 2001.

         "Our relationship with Yorozu has been excellent, and we look forward to future opportunities for collaboration. This divestiture supports our strategy of focusing on core operations and improving liquidity," said Kathleen Ligocki, President and CEO of Tower Automotive.

         "We continue to strengthen our presence in Asia," added Vincent Pairet, Vice President - Asia for Tower Automotive. "We have plans to expand our technical center in Yokohama and will continue to build direct relationships with the Japanese vehicle manufacturers."

         Tower Automotive also owns 100 percent of Seojin Industrial Company in Korea, and operates two joint ventures in China -- Tower Golden Ring in Changchun and Tower Automotive WuHu Company in WuHu.

         Tower Automotive Inc., is a global designer and producer of vehicle structural components and assemblies used by every major vehicle manufacturer, including BMW, DaimlerChrysler, Fiat, Ford, General Motors, Honda, Hyundai/Kia, Nissan, Toyota and Volkswagen Group. Products include body structures and assemblies, lower vehicle frames and structures, chassis modules and systems, and suspension components. The company is based in Novi, Michigan. Additional company information is available at www.towerautomotive.com.

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CONTACTS:

Media Inquiries                               Investor Inquiries
Bev Pierce    616-802-1630                    Dave Tuit         616-802-1591
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This press release contains forward-looking statements relating to future results of the company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, general economic condition in the markets in which Tower operates, and other risks detailed from time to time in the company's Securities and Exchange Commission filings. March 11, 2004
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TOWER AUTOMOTIVE            27175 HAGGERTY ROAD            NOVI, MI  48377-3626